Exhibit 99.1

Company Contact:	The Investor Relations Company:
Paul A. Brown, M.D., Chairman	Brien Gately
(561) 478-8770, Ext. 123	(847) 296-4200

HearUSA REPORTS SECOND QUARTER AND SIX MONTH REVENUES

WEST PALM BEACH, Fla., July 11, 2005—HearUSA, Inc. (AMEX: EAR) today announced that revenues for the second quarter increased approximately 9% to $19.8 million from $18.2 million for the comparable period last year. Revenues for six months increased approximately 14% to $39.9 million from $35.1 for the comparable period last year. For June, the final month of the second quarter, revenues increased approximately 3% to $7.9 million compared to $7.7 million for June of last year.

About HearUSA
HearUSA provides hearing care to patients whose health insurance and managed care organizations have contracted with the company for such care and to retail “self-pay” patients. The company-owned centers are located in California, Florida, New York, New Jersey, Massachusetts, Ohio, Michigan and Missouri and the province of Ontario Canada. In addition, the company has a network of 1,400 affiliated audiologists in 49 states. For further information, go to HearUSA’s website www.hearusa.com.

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